UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2010

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously disclosed, on December 21, 2009, GenCorp Inc., an Ohio corporation (“GenCorp”), closed an offering (the “Offering”) of $200.0 million aggregate principal amount of 4.0625% Convertible Subordinated Debentures due 2039 (the “Debentures”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  This amount includes the full exercise of the option to purchase an additional $50.0 million aggregate principal amount of Debentures that GenCorp granted to the initial purchasers of the Debentures solely to cover over-allotments, if any.

The net proceeds from the Offering were deposited in an escrow account (the “Escrow Account”) with The Bank of New York Mellon Trust Company, N.A. (the “Escrow Agent”).  GenCorp intends to use the net proceeds to refinance its existing debt.

On January 19, 2010, in accordance with the provisions of the indenture governing GenCorp’s $125.0 million aggregate principal amount of 4% Contingent Convertible Subordinated Notes due 2024 (the “Notes”), holders submitted to GenCorp for repurchase $124.7 million in aggregate principal amount of the Notes. GenCorp has instructed the Escrow Agent to distribute from the Escrow Account $127.2 million of net proceeds from the Offering to repurchase the tendered Notes and pay accrued and unpaid interest thereon.

As a result of the repurchase of the Notes, GenCorp’s borrowing availability under the revolving credit facility provided for in its senior credit facility, which had been reduced to $60.0 million effective May 1, 2009, was restored to $80.0 million.  GenCorp currently has no outstanding borrowings under its revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 21, 2010	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Secretary